Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-11 of LoanCore Realty Trust, Inc. of our report dated February 13, 2015, except for Note 5, as to which the date is April 2, 2015, relating to the financial statements of LoanCore Realty Trust, Inc. and our report dated April 2, 2015 relating to the financial statements and financial statement schedule of DivCore Subordinate Debt Club I REIT Holding, LLC, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York
May 14, 2015